Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262478

PROSPECTUS SUPPLEMENT NO.5

(to Prospectus dated April 13, 2022)

Dave Inc.

Up to 319,960,376 Shares of Class A Stock

Up to 11,444,364 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 5,100,214 Warrants

This prospectus supplement supplements the prospectus dated April 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262478), that relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 331,404,740 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of up to (a) 21,000,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021, (b) 48,450,639 shares of Class A Common Stock that are issuable by us upon conversion of our Class V common stock, par value $0.0001 per share (the “Class V Common Stock”), (c) 5,392,528 shares of Class A Common Stock originally issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of our predecessor, VPC Impact Acquisition Holdings III, Inc. (“VPCC”), 51,000 of which were subsequently distributed to certain equityholders of VPCC, (d) 5,100,214 shares of Class A Common Stock that are issuable by us upon the exercise of 5,100,214 warrants originally issued in a private placement to the Sponsor in connection with the IPO at an exercise price of $11,50 per share of Class A Common Stock, (e) 6,344,150 shares of Class A Common Stock that are issuable by us upon the exercise of 6,344,150 warrants originally issued in connection with the IPO at an exercise price of $11,50 per share of Class A Common Stock that were previously registered (the “Public Warrants”), (f) 244,949,074 shares of Class A Common Stock issued upon consummation of our Business Combination (as defined in the Prospectus) and held by certain of our directors and officers and other holders of registration rights, and (g) 168,135 shares of Class A Common Stock underlying the options held by certain former employees of Dave Inc. prior to the Business Combination and (ii) up to 5,100,214 Private Warrants.

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “DAVE” and “DAVEW”, respectively. On July 28, 2022 the closing sale price as reported on Nasdaq of our Class A Common Stock was $0.72 per share and of our Public Warrants was $0.1573 per warrant.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2022. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 14 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 29, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2022

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1265 South Cochran Avenue

Los Angeles, CA 90019

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (844) 857-3283

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	DAVE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $11.50 per share	DAVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 27, 2022, Dave Inc. (the “Company”) received written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, based on the closing bid price of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), for the last 30 consecutive trading days, the Company no longer complies with the minimum bid price requirement for continued listing on The Nasdaq Global Market. Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”), and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive trading days.

The Notice has no immediate effect on the listing of the Common Stock on The Nasdaq Global Market. Pursuant to the Nasdaq Listing Rules, the Company has been provided an initial compliance period of 180 calendar days to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of the Common Stock must be at least $1.00 per share for a minimum of 10 consecutive trading days prior to January 23, 2023, and the Company must otherwise satisfy The Nasdaq Global Market’s requirements for continued listing.

If the Company does not regain compliance by January 23, 2023, the Company may be eligible for an additional 180 calendar day compliance period if it elects (and meets the listing standards) to transfer to The Nasdaq Capital Market to take advantage of the additional compliance period offered on that market. To qualify, the Company would be required, among other things, to meet the continued listing requirement for market value of publicly held shares as well as all other standards for initial listing on The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period. If the Company does not regain compliance within the compliance period(s), including any extensions that may be granted by Nasdaq, the Common Stock will be subject to delisting.

The Company intends to monitor the closing bid price of the Common Stock and consider its available options to resolve the noncompliance with the Minimum Bid Price Requirement, including effecting a reverse stock split. There can be no assurance that the Company will be able to regain compliance with The Nasdaq Global Market’s continued listing requirements or that Nasdaq will grant the Company a further extension of time to regain compliance, if applicable.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has made these forward-looking statements in reliance on the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “at that time,” “expects,” “intends,” “may,” “remain,” “seeking,” “will,” “would” or the negative of these terms and other similar terminology. Forward-looking statements in this report include statements about whether the Common Stock will remain listed on The Nasdaq Global Market and the potential the Company will seek a reverse stock split to regain compliance. These and other forward-looking statements are predictions and projections about future events based on the Company’s current expectations, objectives, and intentions and are premised on current assumptions. Actual outcomes could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: market conditions and their impact on the Company’s trading price on The Nasdaq Global Market, the risk that the Company’s stockholders may not approve a reverse stock split, if sought by the Company, and other important factors discussed in Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2022 and its subsequent reports on Forms 10-Q and 8-K filed with the SEC. Any forward-looking statements made by the Company in this Current Report on Form 8-K are based only on currently available information and speak only as of the date of this report. Except as otherwise required by securities and other applicable laws, the Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change.

Item 5.07 Submission of Matters to a Vote of Security Holders

At the 2022 annual meeting of stockholders of the Company held on July 27, 2022 (the “Annual Meeting”), the following proposals were submitted to the stockholders of the Company:

Proposal 1: The election of one director to serve as Class I director for a term of three years until the 2025 annual meeting of stockholders or until his successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal.

Proposal 2: The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

For more information about the foregoing proposals, see the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on June 14, 2022 (the “Proxy Statement”). Of the 373,808,150 shares of the Company’s common stock entitled to vote at the Annual Meeting, 106,015,637 shares, or approximately 66.93% of the total voting power were represented at the meeting in person or by proxy, constituting a quorum. The voting totals set forth below include Class V common stock, which have 10 votes per share, while Class A common stock has one vote per share. The number of votes cast for or against, as well as abstentions and broker non-votes, if applicable, in respect of each such matter is set forth below:

Proposal 1: Election of Director.

The Company’s stockholders elected the following director to serve as a Class I director until the 2025 annual meeting of stockholders. The votes regarding the election of the director were as follows:

Director	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
Michael Pope	540,341,957	203,736	76,215	1,449,480

Proposal 2: Ratification of Deloitte & Touche LLP.

The Company’s stockholders ratified the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The votes regarding this proposal were as follows:

Votes For	Votes Against	Votes Abstaining
541,812,163	220,586	38,639

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2022	Dave Inc.

	By:	/s/ Kyle Beilman
	Name:	Kyle Beilman
	Title:	Chief Financial Officer